EXHIBIT 5.1 AND 23.1

                            [LETTERHEAD OF BARTEL ENG & SCHRODER]


July 10, 2001

Board of Directors
AremisSoft Corporation
Sentry Office Plaza
216 Haddon Avenue, Suite 607
Westmont, New Jersey 08108

Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by AremisSoft Corporation, a Delaware corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 4,650,448 shares of the Company's Common Stock (the "Shares") that may be issued upon the exercise of stock options pursuant to (i) Non-Qualified Stock Option Agreements granted to Marion Melvin Stuckey and Jimmie H. Caldwell, (ii) Emerging Market Non-Qualified Stock Option Agreements granted to certain employees from acquisition, and (iii) the Microtechnology Sources, Ltd. 1989 Stock Option Plan and the Fourth Shift Corporation 1993 Stock Incentive Plan, which the Company assumed pursuant to the terms and conditions of the Merger Agreement by and between AremisSoft Corporation, AremisSoft Manufacturing (US), Inc. and Fourth Shift Corporation dated February 26, 2001, and (iv) AremisSoft Corporation 2001 Equity Incentive Plan.

     For the purpose of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the prospectus, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. Attorneys practicing in this firm are admitted to practice in the State of California and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Delaware and the laws of the United States.

     Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities and Exchange Act of 1933, as amended, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, we are of the opinion that the Shares to be issued upon the exercise of stock options for adequate consideration will be, validly issued, fully paid, and nonassessable.

     We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto.

                                      Very truly yours,

                                  /s/ Bartel Eng & Schroder
                                      ----------------------
                                      BARTEL ENG & SCHRODER